SECURITIES AND EXCHANGE COMMISSION


                              WASHINGTON, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): April 3, 2001


                                 ONVANTAGE, INC.
               (Exact name of registrant as specified in charter)




          Nevada                       001-14815                98-019675
----------------------------    ------------------------     ------------------
(State or other jurisdiction    (Commission File Number)      (IRS Employer
     of incorporation)                                       Identification No.)

                      333 W. Santa Clara Street, Suite 1000
                           San Jose, California 95113
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (408) 521-6100

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

         Onvantage, Inc., a Nevada corporation (the "Company"), is offering for sale up to 5,000,000 units of equity interests in the Company at $3.00 per unit. Each unit is comprised of one share of the Company's Series B Convertible Preferred Stock and one warrant to purchase one-quarter (1/4) share of such Series B Convertible Preferred Stock. The securities being offered have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered or sold in the United States absent such registration or an applicable exemption from registration requirements under the Act.

         The Series B Preferred Stock will have liquidation and dividend preferences over the Company's common stock and will be convertible into common stock (i) at any time by the holder, (ii) automatically upon the closing of certain public offerings, and (iii) at the option of the Company if the common stock has a trading price in excess of $6.00 for thirty consecutive trading days. The Series B Preferred Stock will have a number of votes equal to the number of shares of common stock into which it is convertible.

         The Series B Preferred Stock will be convertible initially one-for-one into common stock and will be adjusted pursuant to (i) anti-dilution provisions for certain future stock issuances below $3.00 per share, and (ii) a market re-set provision with a $2.00 floor in the event the closing price of the Company's common stock is below $3.00 for twenty consecutive trading days prior to the Company registering under the Act the common stock issuable upon conversion of the Series B Preferred Stock. The Company has agreed to use its best efforts to accomplish such registration within 90 days of the closing date of the offering.

         The warrants will be for a term of five years and have an exercise price of $6.00 per share.

         This statement does not constitute an offer to sell or the solicitation of an offer to buy any security. This statement is being issued pursuant to and in accordance with Rule 135c promulgated under the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             ONVANTAGE, INC.

                                             /s/ Mark Lemma
DATED:  April 3, 2001
                                             By:  Mark Lemma
                                                  Chief Financial Officer and
                                                  Vice President of Finance